Exhibit 99.1

rue21, inc. Announces Third Quarter Fiscal 2011 Financial Results

Third Quarter Net Sales Increased 18.8%; Year-to-Date Net Sales Increased 21.5%

Third Quarter Net Income Increased 22.4%; Year-to-Date Net Income Increased 34.5%

Warrendale, PA – November 30, 2011 – rue21, inc. [NASDAQ: RUE] today announced its financial results for the third quarter and fiscal year-to-date ended October 29, 2011.

Highlights for the Third Quarter:

•	Net sales increased 18.8% to $194.8 million from $163.9 million in the third quarter of fiscal 2010 ended October 30, 2010. Comparable store sales for the quarter were flat.

•

The Company opened 30 new stores and converted an additional 8 stores to the larger rue21 etc! format compared to opening 33 stores and converting 9 stores to the etc! format in the third quarter of fiscal 2010. The Company ended the quarter with 740 stores.

•	Gross margin increased 10 bps to 36.7% from 36.6% in the third quarter of fiscal 2010, driven by a merchandise margin increase of 20 bps.

•	Selling, general and administrative expenses were $50.8 million or 26.1% of net sales. This compares to $42.6 million or 26.0% of net sales in the third quarter of fiscal 2010.

•	Operating income increased by 17.4% to $13.8 million as compared to $11.7 million in the third quarter of fiscal 2010.

•	Net income increased 22.4% to $8.7 million from $7.1 million in the third quarter of fiscal 2010.

•	Diluted earnings per share were $0.35 compared to diluted earnings per share of $0.29 in the third quarter of fiscal 2010.

Balance sheet highlights as of October 29, 2011:

•	Cash and cash equivalents increased to $36.1 million as of October 29, 2011, as compared to $18.7 million as of October 30, 2010, with no long-term debt.

•	Inventory per square foot at the end of the third quarter of fiscal 2011 was up 2.5% as compared to the end of the third quarter of 2010.

Highlights for the Fiscal Year-to-Date as of October 29, 2011:

•

Net sales increased 21.5% to $540.4 million for the period ending October 29, 2011 from $444.6 million for the comparable period a year ago. Comparable-store sales increased 1.5% for the 2011 year-to-date period, following a 2.4% increase for the comparable year-to-date period in 2010.

•	The Company opened 103 new stores, closed 1 store, and converted 34 stores to the rue21 etc! format.

•	Gross margin increased 70 bps to 38.2% from 37.5% for the comparable period in 2010.

•	Operating income increased by 30.3% to $41.9 million and was 7.7% of net sales as compared to $32.1 million or 7.2% of net sales in the comparable period of 2010.

•	Net income increased 34.5% to $26.0 million from $19.4 million for the comparable period in 2010.

•	Diluted earnings per share were $1.04 compared to diluted earnings per share of $0.77 for the comparable period of fiscal 2010.

Bob Fisch, rue21’s President and CEO, stated, “We are pleased to have once again delivered on our sales and financial goals in a tough economic and promotional environment. We believe our ability to offer fashion at every day great value continues to provide us with growth opportunities in any economy. Our ability to control promotions and run at regular price on our trend right fashion items enabled us to post a gross margin increase for the quarter as we have done consistently every quarter this past year.”

Mr. Fisch added, “We have continued to grow our top and bottom line through strong new store openings, and we are encouraged by the success of our 2011 new stores and the real estate opportunities we see ahead of us. We are more confident than ever that we can continue to meet our long-term earnings targets by executing on our unique real estate strategy, consistently delivering fashion at every day great value to our customers, and always focusing on running this business for the long-term good of the brand and the concept.”

Outlook:

For fiscal 2011, the Company expects diluted earnings per share to be in the range of $1.51 to $1.54 as compared to $1.21 in fiscal 2010. This incorporates 25.1 million average diluted shares expected for fiscal 2011 as compared to 25.0 million average diluted shares in fiscal 2010. For the fourth quarter, the Company currently expects total sales growth in the range of 19% to 21%. Diluted earnings per share for the fourth quarter are expected to be in the range of $0.47 to $0.50 based on 25.2 million average diluted shares expected for the fourth quarter as compared to 25.0 million average diluted shares for the fourth quarter of fiscal 2010. The Company currently expects flat comparable store sales for the fourth quarter of fiscal 2011.

Conference Call Information:

A conference call to discuss third quarter fiscal 2011 financial results is scheduled for today, November 30, 2011 at 4:30 PM Eastern Time. To participate, dial toll-free (800) 946-0783 or 1-719-457-2710 (international). The conference call will also be webcast live at www.rue21.com under the Investor Relations section. A replay of this call will be available on the Investor Relations section of the Company’s website, www.rue21.com, within two hours of the conclusion of the call and will remain on the website for ninety days.

About rue21, inc.

rue21 is a leading specialty apparel retailer offering exclusive branded merchandise and the newest trends at a great value. rue21 currently operates 757 stores in 46 states. Learn more at www.rue21.com

Forward Looking Statements:

Certain statements herein, including statements relating to future store openings and growth strategies, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, consumer spending, our ability to effectively identify and respond to changing fashion trends, our ability to compete with other retailers, our strategy and expansion plans, implementation of systems upgrades, reliance on key personnel, trade restrictions, events that may affect our vendors or their ability to finance their operations, availability of suitable new store locations and other factors which are set forth in the Company's Annual Report on Form 10-K filed March 29, 2011, and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Joseph Teklits / Jill Gaul

ICR, Inc

203-682-8200

jteklits@icrinc.com

rue21, inc. and subsidiaries

Consolidated Statements of Income

	Thirteen weeks ended		Thirty-nine weeks ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
	(Unaudited)
	(in thousands, except per share data)

Net sales	$194,761	$163,913	$540,406	$444,635
Cost of goods sold (includes certain buying, occupancy and distribution center expenses)	123,361	103,860	334,130	277,807

Gross profit	71,400	60,053	206,276	166,828
Selling, general, and administrative expense	50,805	42,637	145,045	118,668
Depreciation and amortization expense	6,843	5,698	19,356	16,033

Income from operations	13,752	11,718	41,875	32,127
Interest (income) expense, net	16	18	(25)	76

Income before income taxes	13,736	11,700	41,900	32,051
Provision for income taxes	4,995	4,557	15,870	12,696

Net income	$8,741	$7,143	$26,030	$19,355

Basic income per common share	$0.36	$0.29	$1.07	$0.80
Diluted income per common share	$0.35	$0.29	$1.04	$0.77
Weighted average basic common shares outstanding	24,461	24,310	24,407	24,267
Weighted average diluted common shares outstanding	25,066	24,972	25,057	25,003

rue21, inc. and subsidiaries

Consolidated Balance Sheets

	October 29, 2011	January 29, 2011	October 30, 2010
	(Unaudited)		(Unaudited)
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$36,071	$50,111	$18,696
Accounts receivable	11,221	6,733	8,464
Merchandise inventory, net	142,869	96,051	113,247
Prepaid expenses and other current assets	13,763	10,580	9,705
Deferred tax assets	6,527	5,024	5,831

Total current assets	210,451	168,499	155,943
Property and equipment, net	115,109	91,371	89,303
Other assets	961	921	940

Total assets	$326,521	$260,791	$246,186

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$104,879	$82,075	$84,590
Accrued expenses and other current liabilities	16,020	15,616	14,502
Accrued payroll and related taxes	10,099	12,053	9,544
Deferred rent and tenant allowances, current portion	8,630	7,033	6,815
Accrued income and franchise taxes	2,252	1,999	4,165

Total current liabilities	141,880	118,776	119,616
Non-current liabilities:
Deferred rent, tenant allowances and other long-term liabilities	46,212	34,235	33,261
Deferred tax liabilities	5,599	5,651	3,578

Total non-current liabilities	51,811	39,886	36,839

Commitments and Contingencies	—	—	—
Stockholders’ equity:
Common stock – par value $0.001 per share; 200,000 shares authorized; 24,463, 24,380 and 24,325 shares issued and outstanding, respectively.	24	24	24
Additional paid in capital	36,224	31,552	30,043
Retained earnings	96,582	70,553	59,664

Total stockholder’s equity	132,830	102,129	89,731
Total liabilities and stockholders’ equity	$326,521	$260,791	$246,186